Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire October 2019

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show, I’m bringing you back a returning guest who was on my show back on the 1st of October of this year. We’re talking no other than Rennova Health, Inc. You can find them on the OTC markets under the ticker symbol “RNVA”, and with us today is the CEO and President of the company. He’s going to bring us up to speed. I know he’s had a lot on his plate and a lot to answer for, Seamus Lagan. Seamus, welcome back to the show. Appreciate it.

Lagan: Everett, thank you. Thanks for having me back. I appreciate the opportunity to get an update out to everybody.

Jolly: You have filed your outstanding audit financials. So, we assume that you’re going to file the outstanding 10-Qs for the first two quarters and get back to compliance. That being said, when do you believe that this will happen and when will you also be filing the last 10-Q for the third quarter before its due date in November?

Lagan: So, it took a long time to get that 10-K out; new auditors and new financial team. It was long overdue, but we’re pretty pleased to have gotten it finished up and out the door. The Q’s are going to be very quick behind that, Everett. I don’t expect them to take any longer than the next couple of weeks for both of them. We’re making every effort to actually get the third Q out - as you said the third Q is due by November 15th. We’d like to see that out the door on-time. You do get a five-day extension, but really by mid-November I’d like to see the company all filed, up-to-date, and with our financial information out there and available to investors.

Jolly: You know, there’s been a lot of talk about your reverse split. I will be blunt and just come out and ask you: Do you still plan to complete the 1 for 10,000 reverse split that was previously planned?

Lagan: We have no option but to complete that reverse split. The share price down at these levels has so many restrictions for so many people that the 1 for 10,000 reverse split is going to be necessary. Obviously, we have to be compliant with the SEC filings and we need permission from FINRA to complete it. As bluntly in return: Yes, we intend to complete that reverse. The end result of that would be a pretty minimal number of shares issued and outstanding – probably less than a million shares. So, it should start to reflect a very different value on the company.

Jolly: You know, as we spoke before about the third acquisition and cash flow, it’s all about money coming in the door - that will take care of most of your problems. That being said, you previously mentioned on the show about the third acquisition, Jellico, which was starting to create cash flow. Has that happened, what can we expect from the cash flow position, and where are we at?

Lagan: It did happen. It was a slow start, and like everything else, a dollar short and a day late compared to what we might always like. But it has started to collect. The billing team, their functioning took a long time to get to there, as I previously said, about six to seven months. You know, that is making life a lot easier for operations. It allows us to get our focus back now to reopening the Jamestown hospital. So, it’s good to be here. It’s good to see that cash flow starting and these hospitals starting to pay their own way.

Jolly: Well, I’m glad you brought up the Jamestown hospital. Do you have a date set for the reopening of that facility?

Lagan: Everett, we don’t have a date set. We have just in the last week to two weeks started to rehire. We have a couple of adverts out in the local community - hopefully that will attract some of the previous staff back. The first position is an HR generalist to help with the rest of the team. So, the CEO down there, Michael Alexander, is working with the regulatory authorities and we continue to communicate with them. We don’t have a date, but hopefully not in the too distant future and we very definitely are hoping that it’s open well before the end of the year. I don’t want to commit to November, but if we can make it happen before we’re out of November, we will. That’s probably ambitious because we have people to hire. There’s quite a lot to do, but we’re really looking forward to all three facilities operating and I think it’s then that we can start to get some real synergy in costs and savings and services, and see the revenues increasing.

Jolly: If you could share some words of wisdom to your stockholders, especially to my audience, what would be your closing statements through this, I wouldn’t say debacle, but definitely some rough times you guys have been going through in the last sixty to ninety days?

Lagan: Well, I’ll not agree with the word “debacle” but this year has certainly been a rollercoaster that had its turmoil. I’d say we’ve weathered the most of it. We still have to keep our heads down and keep pushing forward, and we continue to do that. I think anyone looking at this company and looking at this management team will have to realize that we don’t give up. So, we will get there. The remainder of the year really has a focus on trying to get that Jamestown hospital reopened and having all of the hospitals functioning as we expect them to. Once we’re compliant and do complete the reverse, I think it allows us to restructure some of the existing debt that the company has and will put us in a much better position for next year.

Jolly: Seamus, I want to thank you for stopping by. I always love it when you come on this show. I’m still a believer in what you guys are doing out there. I know you’re going to turn it around. You are determined to make things happen. From the get-go, you’ve been on my show for the last couple of years, you said you were going to do x, y, and z, and you’ve done x, y, and z, and if it was easy everybody would be a CEO of a publicly-traded company. So, I want to thank you for coming on the show.

Lagan: Everett, I appreciate you having me. There certainly are days when I’d be happy to let someone sit in my seat, but regardless we’ll get there. I do believe, I’ve said this before, that we’ve overseen a transition from a heavy focus in diagnostics, actually the core business was diagnostics, to a rural hospital model, and I’m very confident that we will make this model work and work very well going forward.

Jolly: Thank you so much, and I will talk to you soon.

Lagan: Thanks Everett.